Exhibit a(1)(C)

FIFTH THIRD BANCORP

LETTER TO DEPOSITORY TRUST COMPANY PARTICIPANTS

Offer to Exchange Shares of Common Stock and Cash
for
Depositary Shares
Each Representing a 1/250th Interest in a Share of
8.5% Non-Cumulative Perpetual Convertible Preferred Stock, Series G
(CUSIP No. 316773209)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 17, 2009, UNLESS THE OFFER IS EXTENDED BY US (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE DEPOSITARY SHARES HAVE BEEN ACCEPTED FOR EXCHANGE.

To The Depository Trust Company Participants:

 We are enclosing herewith the documents listed below relating to the offer by Fifth Third Bancorp, an Ohio corporation (the “Company” or “Fifth Third”), to exchange 2,158.8272 shares of the Company’s common stock, no par value (the “Common Stock”) and $7,500 in cash for each set of 250 validly tendered and accepted depositary shares (the “Depositary Shares”) representing a 1/250th ownership interest in a share of 8.5% Non-Cumulative Perpetual Convertible Preferred Stock, Series G, no par value, $25,000 liquidation preference per share (the “Series G Preferred Stock”) on the terms and subject to the conditions described in the Offer to Exchange, dated May 20, 2009 (the “Offer to Exchange”). Certain terms used but not defined herein have the meanings ascribed to them in the Offer to Exchange. As of May 20, 2009, there were 11,075,000 Depositary Shares representing the Series G Preferred Stock outstanding.

    Fifth Third is requesting that you contact your clients for whom you hold Depositary Shares through your account with The Depository Trust Company (“DTC”) regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Depositary Shares through your DTC account, enclosed herewith are copies of the following documents:

    1. Offer to Exchange;

    2. Letter of Transmittal; and

    3. Letter that may be sent to your clients for whose accounts you hold Depositary Shares through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Exchange Offer.

    We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date, unless extended or earlier terminated. The Exchange Offer is subject to certain conditions. Please see the section of the Offer to Exchange entitled “The Exchange Offer — Conditions to the Exchange Offer.”

    To participate in the Exchange Offer, DTC participants must electronically transmit their acceptance of the offer through DTC’s Automated Tender Offer Program in accordance with the instructions set forth in the Offer to Exchange and the Letter of Transmittal.

    Fifth Third will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the exchange agent and the information agent) in connection with the solicitation of tenders of the Depositary Shares pursuant to the Exchange Offer. Fifth Third will not pay or cause to be paid any transfer taxes payable on the transfer of the Depositary Shares to the Company, except as otherwise provided in Instruction 3 of the enclosed Letter of Transmittal.

    Additional copies of the enclosed materials may be obtained from D.F. King & Co., the Information Agent, by calling (800) 207-3158.

Very truly yours,

FIFTH THIRD BANCORP

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FIFTH THIRD OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE ACCOMPANYING LETTER OF TRANSMITTAL.